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                                                              Exhibit (a)(5)(ii)

                                                                   [QUINSA LOGO]


QUILMES INDUSTRIAL S.A.

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                           84 Grand-Rue - Luxembourg
                     Tel: +352.473.884 - Fax: +352.226.056


CONTACT:
Francis Cressall
Quilmes Industrial (Quinsa), S.A.
+5411-4349-1846


              QUILMES INDUSTRIAL (QUINSA), S.A. ANNOUNCES OFFER TO
           REPURCHASE FOR CASH UP TO 8,400,000 OF ITS CLASS B SHARES
             (INCLUDING CLASS B SHARES HELD AS AMERICAN DEPOSITARY
                          SHARES) THROUGH SELF-TENDER

LUXEMBOURG - August 18, 2004 - Quilmes Industrial (Quinsa), S.A. (NYSE: LQU) ("Quinsa" or the "Company"), today announced that it has commenced a modified "Dutch Auction" tender offer to repurchase up to 8,400,000 of its Class B shares (including Class B shares held as American Depositary Shares ("ADSs")). The Company's Board of Directors authorized a share repurchase of up to 8,400,000 Class B shares (including Class B shares held as ADSs) at a price not greater than $9.50 per share and not less than $8.00 per share. Holders of the Company's Class B shares and ADSs will be given the opportunity to sell their shares and ADSs to the Company at a price of not less than $8.00 per Class B share and not greater than $9.50 per Class B share. Holders may participate in the offer by tendering Class B shares in the form of either shares or ADSs. As each ADS represents two Class B shares, each ADS purchased in the offer will be purchased at a price equal to twice the purchase price that the Company selects for a Class B share.

The offer will expire at 10:00 a.m., New York City time, which is 4:00 p.m. Luxembourg time, on Thursday, September 16, 2004, unless extended by the Company.

Under the Dutch Auction format, the Company will select the lowest price within the stated range that will allow the Company to purchase 8,400,000 Class B shares (including those tendered as ADSs), assuming a sufficient number of Class B shares (including those tendered as ADSs) are tendered. If the number of Class B shares (including those tendered as ADSs) tendered is greater than the number sought, purchases will be made on a pro rata basis from holders tendering at or below the selected purchase price. All Class B shares acquired in the offer will be acquired at the same price, regardless of whether a holder of Class B shares tendered at a lower price than the purchase price that the Company selects for the Class B shares. All ADSs acquired in the offer will be acquired at twice the Class B share purchase price, regardless of whether a holder of ADSs tendered the Class B shares represented by the ADSs at a lower price than the purchase price the Company selects for the Class B
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shares. The offer is not contingent upon any minimum number of Class B shares and/or ADSs being tendered in the offer.

The Company intends to fund consummation of the offer from available cash on hand and from proceeds to be advanced to the Company from our affiliate Quilmes International (Bermuda) Ltd. ("QIB") under a commitment letter dated August 13, 2004.

In connection with the self-tender, the Company has retained UBS Securities LLC to act as dealer manager, The Bank of New York to act as the ADS tender agent and Dexia Banque Internationale a Luxembourg to act as the share tender agent.

                                  ABOUT QUINSA

Quinsa is a Luxembourg-based holding company which controls 87.6 percent of QIB. The remaining stake is held by Beverage Associates (BAC) Corp. ("BAC") and by Companhia de Bebidas das Americas - AmBev ("AmBev").

Quinsa, through QIB, controls beverage and malting businesses in five Latin American countries. Its beer brands are strong market leaders in Argentina, Bolivia, Paraguay and Uruguay and have a presence in Chile. Further, pursuant to the Company's strategic alliance with AmBev, it has entered into license and distribution agreements to produce and sell in Argentina, Bolivia, Chile, Paraguay and Uruguay the AmBev brands. Similarly, under the agreements, AmBev may produce and distribute Quinsa's brands in Brazil.

The Company also has bottling and franchise agreements with PepsiCo, and thus accounts for 100% of PepsiCo beverage sales in Uruguay and more than 80% of PepsiCo beverage sales in Argentina.

Quinsa's Class A and Class B shares are listed on the Luxembourg Stock Exchange (Reuters codes: QUIN.LU and QUINp.LU). Quinsa's ADSs, representing the Company's Class B shares, are listed on the New York Stock Exchange (NYSE:LQU).

Quinsa's web address: www.Quinsa.com

ADDITIONAL LEGAL INFORMATION:

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Class B shares or ADSs of Quinsa. The offer is being made only pursuant to the Offer to Purchase and the related materials that Quinsa will distribute to holders of its Class B shares and ADSs. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Quinsa is filing with the Securities and Exchange Commission at the Commission's website at http://www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc. the information agent for the offer, toll free at (888) 628-8208 and from Dexia Banque Internationale a Luxembourg, the share tender agent at +352-4590-4278.


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